Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT (this “Amendment”) to the Employment Agreement, dated as of August 7, 2013 (the “Employment Agreement”), between Athlon Holdings LP (the “Company”), and                        (“Employee”), is dated as of September 27, 2014, and is effective as of the Closing (as defined in the Merger Agreement).

WHEREAS, in connection with that certain Merger Agreement by and among Athlon Energy Inc. (the “Seller”), a Delaware corporation, Encana Corporation, a Canadian corporation (“Parent”), and Alenco Acquisition Company Inc., a Delaware corporation and indirect, wholly-owned subsidiary of Parent (the “Buyer”), dated on or about September 27, 2014 (the “Merger Agreement”) the Company and the Employee wish to amend the Employment Agreement as provided herein as a material inducement for Parent and the Buyer to enter into the Merger Agreement.

WHEREAS, as a result of the Merger Agreement, Employee shall be conveying goodwill in the Company and receiving significant consideration and this Amendment, which is ancillary to the Merger Agreement, furthers Parent’s, Buyer’s and their respective affiliates’ interest in protecting such goodwill.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the parties hereby agree as follows:

1.                                      Amendment to Section 5(a) of the Employment Agreement. Effective as of immediately prior to the consummation of the Offer (as defined in the Merger Agreement) (the “Effective Time”) Section 5(a) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

5(a).                       “Employee shall not, at any time during the Restriction Period, directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company in the United States; provided, however, in the event the Company terminates Employee’s employment without Cause, the Employee resigns for Good Reason or the Employee resigns for any other reason, in each case, following a Change in Control, the post-termination restrictions set forth in this Section 5(a) shall be limited to the following: (a) Employee shall not, at any time during the Restriction Period following the Date of Termination, directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes in any material respect with any material portion of the Business (as defined below) of the Company within the fifty (50) mile area set forth in Exhibit A attached hereto. Nothing herein shall prohibit Employee from being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as Employee has no active participation in the business of such entity.”

2.                                      Amendment to Section 5(d) of the Employment Agreement.  Effective as of the Effective Time, the definition of “Restriction Period” in Section 5(d) of the Employment Agreement shall be amended by deleting the following phrase:

“except that if Employee’s termination of employment occurs within one year following a Change in Control, Restriction Period shall mean the period beginning on the Effective Date and ending on the date six (6) months following the Date of Termination”

3.                                      Company Commitments; Continuing Effect of Employment Agreement; Merger Consideration.  Employee acknowledges that the Company has provided and the Company agrees, as long as Employee continues as an employee of the Company, to continue to provide Employee with access to its confidential, proprietary, and/or trade secret information of third parties such as customer, suppliers, and business affiliates; knowledge regarding the Company’s methodologies and business strategies; and support in the development of goodwill such as introductions and customer relationship information.  Employee further acknowledges that Employee will receive significant consideration in connection with the Offer and the Merger and that Employee is entering into this Amendment as a material inducement for Parent and the Buyer to enter into the Merger Agreement. Employee expressly acknowledges and agrees that the restrictive covenants that Employee has entered into in the Employment Agreement, as amended hereby, are reasonable and enforceable in all respects, ancillary to an otherwise enforceable agreement and no greater than necessary to protect the Company’s legitimate goodwill, confidential information and legitimate business interests.  Except as expressly modified hereby, the provisions of the Employment Agreement are and shall remain in full force and effect.

4.                                      Governing Law.  This Amendment shall be deemed to be made in the state of Texas, and the validity, interpretation, construction, and performance of this Amendment in all respects shall be governed by the laws of Texas without regard to its principles of conflicts of law.

5.                                      Effectiveness.  This Amendment shall be effective on the date first written above upon execution and delivery by the parties. This Amendment shall automatically terminate without any action on the part of any person and be void ab initio if the Merger Agreement is terminated in accordance with its terms, and neither the Company, Buyer nor any other person shall have any liability to Employee under this Amendment if the Closing does not occur.

6.                                      Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first written above.

ATHLON HOLDINGS LP

By:
Name:
Title:

[Employee]